Media Contact: William H. Galligan, 816-983-1551, william.h.galligan@kcsr.com

KCS Announces Contingent Payments to Grupo TMM and
Serrano International Business

Kansas City, MO, March 13, 2006. Kansas City Southern (“KCS”) (NYSE: KSU) announced that in accordance with the terms of the Amended and Restated Acquisition Agreement between KCS, Grupo TMM, S.A. (Grupo TMM) and certain of their subsidiaries dated December 15, 2004 (the “Acquisition Agreement”), KCS paid to Grupo TMM today the contingent payment due upon final resolution of Kansas City Southern de México, S.A. de C.V.’s (“KCSM”; formerly known as TFM, S.A. de C.V.) value added tax refund claim and the dispute with the Mexican government over the purchase of the Government’s remaining ownership of KCSM (the “VAT Claim and Put”). In accordance with the terms of the Acquisition Agreement, the September 12, 2005 settlement between the Mexican government, KCS, KCSM and Grupo TMM of the VAT Claim and Put is deemed to be final if no appeal or other claim is brought within 180 days following the settlement date. As no such claim or appeal has been brought, the final resolution of the VAT Claim and Put occurred today, and KCS accordingly paid Grupo TMM $35 million in cash and issued to Grupo TMM shares valued at $35 million. KCS also deposited into escrow a note payable to Grupo TMM in the amount of $40 million (the “Note”). The Note is subject to reduction in accordance with the terms of the Acquisition Agreement and an Escrow Agreement, and the remainder of the Note shall be converted into KCS shares or cash, at KCS’ discretion, on or before April 1, 2010.

Under the terms of the Consulting Agreement between KCS and José F. Serrano International Business, S.A. de C.V. (“Serrano International Business”), KCS also made a contingent payment based on the final resolution of the VAT Claim and Put today to Serrano International Business in the amount of $9 million.

Headquartered in Kansas City, Mo., KCS is a transportation holding company that has railroad investments in the U.S., Mexico and Panama. Its primary U.S. holding includes KCSR, serving the central and south central U.S. Its international holdings include Kansas City Southern de Mexico, serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. KCS’ North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Canada and Mexico.

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